Amendment to
                              Subadvisory Agreement

Schedule A of the Subadvisory Agreement between American Express Financial Corporation ("AEFC") and Turner Investment Partners, Inc. ("Subadviser") dated April 7, 2003, is amended to read as follows:

     Compensation pursuant to Paragraph 4 of the Subadvisory Agreement shall be calculated in accordance with the following schedule, with respect to assets that are subject to the Subadviser's investment discretion in the following funds,:

     For AXP Partners Small Cap Growth Fund, a series of AXP Partners Series, Inc. (agreement between the Fund and AEFC dated December 1, 2002)

                Average Daily Net Assets*                     Rate
                --------------------------------------------------
                First $50 million                             60 bp
                Next $150 million                             55 bp
                Thereafter                                    50 bp


     For AXP Partners Aggressive Growth Fund, a series of AXP Partners Series, Inc. (agreement between the Fund and AEFC dated January 9, 2003)

                Average Daily Net Assets*                     Rate
                --------------------------------------------------
                First $100 million                            55 bp
                Next $100 million                             45 bp
                Next $200 million                             40 bp
                Thereafter                                    38 bp

     ----------------------
     *When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets for AXP Partners Aggressive Growth Fund are $150 million, a rate of 55 bp would apply to $100 million and a rate of 45 bp would apply to $50 million.

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below as of this 21st day of July, 2003.

AMERICAN EXPRESS                            TURNER INVESTMENT
FINANCIAL CORPORATION                       PARTNERS, INC.



By: /s/ Paula R. Meyer                      By:   /s/ John H. Grady
    --------------------                          ------------------
          Signature                                     Signature

        Paula R. Meyer                      Name:     John H. Grady
        Senior Vice President and                 ------------------
        General Manager - Mutual Funds                  Printed

                                            Title:    Chief Operating Officer
                                                  ---------------------------
                                                        Printed